EXHIBIT 10.16
SEWER USE AGREEMENT
BETWEEN
THE CITY OF DUBUQUE, IOWA
AND
WESTERN DUBUQUE BIODIESEL
     This Agreement, dated the 20 day of May, 2007, is made and entered into by and between Western Dubuque Biodiesel (“Company”), an Iowa business corporation, and the City of Dubuque, Iowa, (“City”) a municipal corporation.
     WHEREAS, City currently has an Iowa Department of Natural Resources permit to process municipal and industrial wastes and to discharge treated effluent into a navigable waterway in conformance with said permit; and
     WHEREAS, Company owns and operates a facility (the Facility) located at 301 1st Street Ne P.O. Box 82 in Farley, Iowa, and is desirous of entering into a sewer use agreement with City.
     NOW THEREFORE, the parties do mutually agree as follows:
SECTION 1. DEFINITIONS. As used herein, the following terms shall have the following meanings:
1.1 EPA — Environmental Protection Agency. The U.S. Environmental Protection Agency, or, where appropriate, the Administrator or other duly authorized official of said Agency.
1.2 CBOD5 — Carbonaceous Biochemical Oxygen Demand (CBOD). The quantity of oxygen utilized in the biochemical oxidation of carbonaceous matter under standard laboratory procedure, measured at 5 days, 20 degrees Celsius, expressed in terms of concentration (milligrams per liter [mg/l]).
1.3 TSS or Suspended Solids — Suspended Solids. The total suspended matter that floats on the surface of or is suspended in water, wastewater, or other liquids, and which is removable by laboratory filtering.
1.4 Surcharges. Charges to be paid by Company based on hydraulic loading, CBOD, and Suspended Solids that exceed maximum limits and time frames as set forth herein.
1.5 POTW — Publicly Owned Treatment Works (POTW). City’s treatment works as defined by Section 212 of the Water Pollution Control (33 U.S.C. 1292) including any sewers that convey wastewater to the treatment plant, but not including pipes, sewers, or other conveyances not connected to facility providing treatment. “POTW” shall include any sewers that convey wastewater to the POTW from persons outside the corporate boundaries of City who are, by Agreement with City, users of City’s Wastewater Treatment Facility.

SECTION 2. SERVICES PROVIDED BY CITY. City shall provide the required wastewater treatment and disposal services to Company for wastewater discharged to the POTW in volumes and of the type described in this Agreement.
SECTION 3. LIMITATION ON VOLUME AND LOADING. Company is hereby granted permission to discharge from the Facility into the POTW up to the volumes and loadings described in this Agreement, but is not required to discharge any minimum volume or loading.
SECTION 4. EFFECT OF REQUIREMENT OF HIGHER DEGREE OF TREATMENT. If any state or federal regulatory agency requires City to install a higher degree of treatment to the domestic and industrial wastewater flow than that contemplated herein, thereby requiring the making of changes to the POTW that City determines are material, it shall give Company written notice of said requirement and the proposed additional charges to Company for said higher treatment. Within six months after date of delivery of said notice, Company may notify City in writing of its intent to terminate this Agreement and this Agreement shall be terminated 30 days from the date of Company’s notice. If Company does not give said notice of termination, then this Agreement shall continue in effect and said proposed additional charges, unless otherwise agreed to by the parties, shall prevail as to said higher treatment.
SECTION 5. COMPANY’S AUTHORITY. Company shall only discharge wastewater from the Facility into the POTW in accordance with the effluent limitations, monitoring requirements and other conditions set forth in this Agreement.
SECTION 6. TERM OF AGREEMENT. The term of this Agreement shall commence at midnight 7/20, 2007, and terminate at midnight on July 30, 2012.
SECTION 7. CHARGES. The following charges shall apply to Company:
7.1 Sewer use rates in Section 44-83 of the City of Dubuque Code of Ordinances shall be the basis for the sewer use rates indicated below. Sewer use rates for Company shall be 1.5 times the rates for those within the corporate limits of the City of Dubuque. In the absence of sewer use rates for flow, CBOD5 and Total Suspended Solids, the following rates shall be used for all wastes discharged by Company until such time as sewer use rates are otherwise established in Section 44-83 of the City of Dubuque Code of Ordinances:

(1)	Flow	$.484/100CF
(2)	CBOD5	$311.55/1000 lbs.
(3)	Total Suspended Solids	$416.21/1000 lbs.
Sewer use rates shall be adjusted as required by City to reflect costs associated with the operation of the POTW. The percentage increase or decrease of sewer use rates shall be the same as the rate adjustments to the municipal users of the City of Dubuque POTW.
7.2 All charges associated with the implementation of the City of Dubuque’s Industrial

Pretreatment Program shall be additional charges in accordance with Section 44-103 of the City of Dubuque Code of Ordinances.
7.3 Invoices shall be issued by City to Company by the 15th day of each month for the prior month’s service.
7.4 Invoices shall be payable by Company not later than 15 days after the date of issuance.
SECTION 8. APPLICABLE EFFLUENT LIMITATIONS. Wastewater discharged by Company to the POTW shall not exceed the following amounts as found in Company’s Industrial Pretreatment Permit with City:

Parameter	Monthly Maximum	Maximum Daily

Flow	.217 Million Gallons	7,000 Gallons
CBOD5	46,500 Pounds	1,500 Pounds
TSS	930 Pounds	30 Pounds
SECTION 9. EXCESS DISCHARGES & CHARGES. The rates set forth herein shall be effective upon the commencement of the term of this Agreement. If City determines in its sole discretion that waste treatment problems occur as a result of Company’s discharge exceeding the daily maximum of 7,000 gallons. 1,500 pounds of CBOD5 or 30 pounds of TSS, or as a result of a change in either state or federal regulations, then City and Company agree to jointly work to resolve such problems as quickly as practical.
9.1 When the analyses and volume data show that any limit specified herein has been exceeded, City shall so notify Company in writing. Company shall have ten working days after receipt of such notice to reduce the limits. If the limits are met during the ten day period, no further action shall be taken by City.
9.2 A surcharge shall be imposed for discharges which fall outside the pH range of 5.5 to 12.0 as set forth in Section 44-102(3) of the City of Dubuque Code of Ordinances. Surcharge rates shall be $100.00 per day in which one or more grab(s) or composite sample(s) is (are) found to be outside the range.
SECTION 10. METERING, MONITORING AND REPORTING REQUIREMENTS.
10.1 Company shall provide to City in order for City to operate at Company’s expense, monitoring capabilities to allow inspection, sampling and flow measurement of Company’s wastewater discharge.
10.2 Company shall allow City continuous access to any monitoring facilities located at the Facility.
10.3 Monitoring results obtained on a daily/weekly basis and/or on a monthly basis shall be reported by City to Company no later than the 15th of the following month. Monitoring reports prepared by Company shall be signed by a Company principal executive officer or the officer’s designee.
10.4 Testing to determine compliance with the limits set forth herein may be done by City’s representatives at any time. Company shall cooperate in making any necessary arrangements for such testing. Sampling and analytical frequencies shall be determined by City and accomplished by City’s representatives. All samples taken by City shall be divided with Company, if requested by Company.
10.5 City’s Water Pollution Control Plant Manager shall make an initial determination of any questions relative to the results of the sampling and testing. If Company does not agree with any such determination, it shall notify City’s Water Pollution Control Plant in writing not less than fifteen (15) days following receipt of notification.
10.6 When noncompliance is determined by City’s Water Pollution Control Plant Manager, and there is no written request by Company under (e), Company agrees that the results of sampling and testing by City shall be final for the determination of sewer use charges.
10.7 If Company does not accept City’s testing results, upon written request by Company, City shall submit samples to the University of Iowa Hygienic Laboratory for testing. Company shall not be entitled to submit more than twelve requests for sampling and testing week periods in any calendar year.
10.8 All charges associated with independent testing shall be at Company’s expense and Company shall reimburse City for any charges incurred by City upon receipt of a statement therefore from City.
10.9 The methods and procedures for determining the extent of noncompliance shall, insofar as they are consistent with the purpose of this paragraph, be those set forth above. The results of any current sampling and testing period by City shall govern the extent of charges until the results of the next sampling and testing, subject to appropriate refunds after final resolution of any dispute.
SECTION 11. GENERAL DISCHARGE PROHIBITIONS. Company agrees to comply with the provisions set forth in City’s Industrial Pretreatment Program in Ch. 44, Division 6 of the City of Dubuque Code of Ordinances, as amended during the term of this Agreement.
SECTION 12. LIABILITY LIMITATIONS. It is not contemplated that there will be any interruption to sanitary sewer service as herein contracted for, but if for any reason, including but not limited to court order, or physical conditions beyond the control of City, City is unable to furnish the services herein required, City shall not be liable for any damages or loss of any kind by Company, including but not limited to breakdown or failure of the Facility. If City notifies Company that it cannot for any reason accept the volume contemplated herein, City shall reduce the monthly charges in the same proportion that the reduced volume bears to volumes contemplated by this Agreement. Such interruption of service is limited to interruption caused by a non-permanent condition or situation and does not contemplate the right of City to voluntarily abandon or curtail the service required herein.
SECTION 13. FAILURE TO PAY — TERMINATION OF SERVICE. In the event of the failure of Company to pay any amount due under this Agreement within 30 days after the due date, or in the event of any other breach of any of the terms of this Agreement by Company which is not corrected within 90 days from the date of written notice of such breach by City, City may, at its option, terminate service to Company and/or enforce the provisions hereof by any legal means.
SECTION 14. COMPLIANCE WITH GOVERNMENTAL LAWS. Company shall in the performance of this Agreement comply with all applicable federal, state and local laws.
SECTION 15. EXCLUSIVENESS. This Agreement contains the entire agreement between the parties and supersedes any prior understandings or agreement between them respecting the subject matter. There are no representations, arrangements, understandings or agreements, oral or written between the parties hereto relating to the subject matter of this Agreement except those expressed in this Agreement.
SECTION 16. ASSIGNMENT OF AGREEMENT. Company shall not assign this Agreement without the prior written consent of City. Company acknowledges and agrees that City, in its sole discretion and for any reason, may refuse to grant consent to such assignment. Merger of Company with another corporation, sale of the majority of the stock of Company to any other corporation, or consolidation, shall be deemed an assignment for the purposes of this section.
SECTION 17. PARAGRAPH HEADINGS. Paragraph headings in this Agreement are for convenience only and such headings do not add to or detract from the content of the paragraphs themselves.

CITY OF DUBUQUE, IOWA	WESTERN DUBUQUE BIODIESEL

By:	By:

/s/ Roy D. Buol	/s/ Thomas R. Brooks

Roy D. Buol, Mayor	General Manager

Attest:	Attest:

/s/ Jeanne Schneider	Jill M. Reuter

Jeanne Schneider, City Clerk

IOWA	JILL M. REUTER
NOTARIAL	COMMISSION NO. 193141
SEAL	MY COMMISSION EXPIRES
10-22-2009